Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PodcastOne, Inc.

Beverly Hills, CA

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 to be filed on or about June 16, 2026 of our report dated July 2, 2025, with respect to the consolidated financial statements of PodcastOne, Inc. (the “Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Macias Gini & O’Connell LLP

Los Angeles, CA

June 16, 2026